Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

G. Robert Aston, Jr., Chairman and CEO, 757-638-6780 or 757-418-3215

Richard T. Wheeler, Jr., Franklin Financial Corp. Chairman, President and CEO, (804) 967-7018

Clyde E. McFarland, Jr., Senior Executive Vice President and CFO, 757-638-6801

William B. Littreal, Chief Investment Relations Officer and COO, 757-638-6813

TOWNEBANK AND FRANKLIN FINANCIAL CORPORATION RECEIVE REGULATORY APPROVALS FOR MERGER

Suffolk, Va. & Richmond, Va. - Hampton Roads-based TowneBank (the “Company”) (NASDAQ: TOWN) and Richmond-based Franklin Financial Corporation (“Franklin”) (NASDAQ: FRNK) today announced that the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission have approved the regulatory applications filed in connection with the Company’s acquisition of Franklin and its wholly-owned subsidiary Franklin Federal Savings Bank. The stockholders of TowneBank and Franklin have approved the transaction at separate stockholder meetings and the acquisition is expected to be completed in early January 2015.

About TowneBank:

As one of the top community banks in Virginia and North Carolina, TowneBank operates 28 banking offices serving Chesapeake, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, Williamsburg, James City County and York County in Virginia along with Moyock, Grandy, Camden, Southern Shores, Corolla and Kill Devil Hills in North Carolina. Towne also offers a full range of financial services through its controlled divisions and subsidiaries that include Towne Investment Group, Towne Insurance Agency, TFA Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Prudential Towne Realty, Towne 1031 Exchange, LLC, and Corolla Classic Vacations. Local decision-making is a hallmark of its hometown banking strategy that is delivered through the leadership of each group’s President and Board of Directors. With total assets of $4.97 billion as of September 30, 2014, TowneBank is one of the largest banks headquartered in Virginia.

About Franklin

As one of the largest and oldest community based financial institutions serving Richmond and Central Virginia, Franklin operates eight banking offices and has assets of $1.1 billion. Franklin offers a wide range of retail deposit and investment brokerage services and has been a leader in commercial real estate finance. ###